Exhibit 99.1

GRAIL AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

GRAIL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of GRAIL, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GRAIL, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 21, 2020

We have served as the Company’s auditor since 2017.

GRAIL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$95,094	$143,189
Short-term marketable securities	546,256	401,155
Prepaid expenses and other current assets	6,539	12,585
Prepaid expenses and other current assets—related party	1,342	584

Total current assets	649,231	557,513
Property and equipment, net	29,604	23,078
Property and equipment, net—related parties	3,435	1,347
Operating lease right-of-use assets	—	35,036
Long-term marketable securities	—	13,933
Restricted cash	1,630	1,228
Other non-current assets	2,945	3,384

Total assets	$686,845	$635,519

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$12,390	$5,880
Accounts payable—related parties	361	207
Accrued liabilities	36,961	31,584
Accrued liabilities—related parties	21,209	—
Liability for early exercise of unvested stock options, current portion	1,451	1,855
Operating lease liabilities	—	4,604
Other current liabilities	1,785	800

Total current liabilities	74,157	44,930
Finance lease payable, net of current portion	800	—
Deferred rent, net of current portion	6,909	—
Operating lease liabilities, net of current portion	—	36,638
Liability for early exercise of unvested stock options, net of current portion	2,251	349
Other non-current liabilities	2,356	3,075

Total liabilities	86,473	84,992

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 85,000,000 shares authorized as of December 31, 2018 and 2019; 85,000,000 shares issued and outstanding as of December 31, 2018 and 2019; aggregate liquidation preference of $85,000 as of December 31, 2018 and 2019	68,263	68,263
Series B redeemable convertible preferred stock, $0.001 par value, 309,256,591 shares authorized as of December 31, 2018 and 2019; 309,256,591 shares issued and outstanding as of December 31, 2018 and 2019; aggregate liquidation preference of $1,239,655 as of December 31, 2018 and 2019	1,235,404	1,235,404
Series C redeemable convertible preferred stock, $0.001 par value, 63,144,601 shares and 63,144,600 shares authorized as of December 31, 2018 and 2019, respectively; 63,144,600 shares issued and outstanding as of December 31, 2018 and 2019; aggregate liquidation preference of $300,000 as of December 31, 2018 and 2019	299,557	299,557
Series D redeemable convertible preferred stock, $0.001 par value, no shares authorized as of December 31, 2018, 48,942,833 shares authorized as of December 31, 2019; no shares issued and outstanding as of December 31, 2018, 31,323,413 shares issued and outstanding as of December 31, 2019; aggregate liquidation preference of $0 as of December 31, 2018 and $160,000 as of December 31, 2019	—	159,836

Total redeemable convertible preferred stock	1,603,224	1,763,060

Stockholders’ deficit:
Common stock, $0.001 par value; 715,179,000 (Class A—685,179,000 and Class B—30,000,000) shares and 863,943,220 (Class A—833,943,220 and Class B—30,000,000) shares authorized as of December 31, 2018 and 2019, respectively; 130,361,960 (Class A—105,372,563 and Class B— 24,989,397) and 134,663,097 (Class A—109,673,700 and Class B— 24,989,397) shares issued and outstanding as of December 31, 2018 and 2019, respectively	129	138
Additional paid-in capital	57,667	90,495
Accumulated other comprehensive income	128	2,465
Accumulated deficit	(1,060,776)	(1,305,631)

Total stockholders’ deficit	(1,002,852)	(1,212,533)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$686,845	$635,519

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2018	2019
Operating expenses:
Research and development	$190,205	$158,886
Research and development—related parties	32,955	8,202
Marketing	6,107	7,679
General and administrative	58,229	80,896

Total operating expenses	287,496	255,663

Loss from operations	287,496	255,663
Interest income, net	(12,550)	(12,430)
Other expense, net	287	1,817

Loss before provision for (benefit from) income taxes	275,233	245,050
Provision for (Benefit from) income taxes	485	(195)

Net loss	$275,718	$244,855

Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$275,718	$244,855

Net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	$(2.42)	$(1.99)

Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	114,138,912	123,188,351

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2018	2019
Net loss	$275,718	$244,855
Other comprehensive income:
Net unrealized gain on marketable securities	(371)	(589)
Foreign currency translation adjustment	(483)	(1,748)

Comprehensive loss	$274,864	$242,518

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Redeemable Convertible Preferred Stock								Common Stock
	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Class A		Class B		Additional Paid-In Capital	Accumulated Other Compre- hensive (Loss) Income	Accumulated Deficit	Total Stock- holders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2018	85,000,000	$68,263	309,256,591	$1,235,404	—	$—	—	$—	100,503,548	$95	24,989,397	$25	$43,468	$(726)	$(785,058)	$(742,196)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	5,734,164	4	—	—	1,549	—	—	1,553
Repurchases of early exercised stock options	—	—	—	—	—	—	—	—	(865,149)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	3	—	2	1,609	—	—	1,614
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $443	—	—	—	—	63,144,600	299,557	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	11,041	—	—	11,041
Other comprehensive	—	—	—	—	—	—	—	—	—	—	—	—	—	854	—	854
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(275,718)	(275,718)

Balance at December 31, 2018	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	—	$—	105,372,563	$102	24,989,397	$27	$57,667	$128	$(1,060,776)	$(1,002,852)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	5,158,613	5	—	—	3,042	—	—	3,047
Repurchases of early exercised stock options	—	—	—	—	—	—	—	—	(857,476)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	3	—	1	1,395	—	—	1,399
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $164	—	—	—	—	—	—	31,323,413	159,836	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	28,391	—	—	28,391
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	2,337	—	2,337
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(244,855)	(244,855)

Balance at December 31, 2019	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	31,323,413	$159,836	109,673,700	$110	24,989,397	$28	$90,495	$2,465	$(1,305,631)	$(1,212,533)

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2018	2019
Cash flows from operating activities
Net loss	$(275,718)	$(244,855)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	14,080	10,307
Stock-based compensation expense	11,041	28,391
Loss on disposal of property and equipment	214	334
Loss on foreign currency	—	1,624
Impairment of property and equipment and other long-term assets	5,657	2,219
Amortization of premium (discount) on marketable securities	(4,209)	(4,530)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	1,478	(5,553)
Prepaid expenses and other assets—related party	458	758
Accounts payable	3,276	(6,393)
Accounts payable—related parties	(3,614)	(154)
Accrued and other liabilities	16,868	(4,507)
Accrued and other liabilities—related parties	21,209	(21,209)
Operating lease right-of-use assets	—	4,025
Operating lease liabilities	—	(6,251)

Net cash used by operating activities	(209,260)	(245,794)

Cash flows from investing activities
Purchases of property and equipment	(15,812)	(3,332)
Purchases of property and equipment—related parties	(177)	—
Proceeds from the sale of property and equipment	476	82
Purchases of marketable securities	(681,130)	(551,519)
Proceeds from maturities of marketable securities	603,253	687,806

Net cash provided by (used by) investing activities	(93,390)	133,037

Cash flows from financing activities
Proceeds from exercise of stock options	1,553	3,047
Proceeds from early exercise of unvested stock options	1,300	195
Repurchases of early exercised stock options	(282)	(261)
Proceeds from issuance of Series C redeemable convertible preferred stock, net	299,557	—
Proceeds from issuance of Series D redeemable convertible preferred stock, net	—	159,836
Payment of deferred offering costs	—	(932)
Repayments of borrowings from finance lease	(1,510)	(1,559)

Net cash provided by financing activities.	300,618	160,326

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	483	124

Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,549)	47,693
Cash, cash equivalents and restricted cash—beginning of year	98,273	96,724

Cash, cash equivalents and restricted cash—end of year	$96,724	$144,417

Represented by:
Cash and cash equivalents	$95,094	$143,189
Restricted cash	1,630	1,228

Total	$96,724	$144,417

Supplemental cash flow information:
Cash paid for interest	$164	$85
Supplemental disclosure of non-cash investing and financing activities:
Vesting of early exercised stock options	1,614	1,399
Property and equipment included in accounts payable and accrued liabilities	3,914	138
Deferred offering costs included in accrued liabilities	—	994

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

GRAIL, Inc. (“GRAIL” or the “Company”) was incorporated in the State of Delaware in September 2015 and began operations as a stand-alone entity in February 2016. GRAIL is a healthcare company focused on developing technologies for early cancer detection. The Company is headquartered in Menlo Park, California.

Since inception, the Company has incurred losses from operations. The Company incurred losses from operations of $287.5 million and $255.7 million during 2018 and 2019, respectively. The Company had an accumulated deficit of $1.3 billion as of December 31, 2019. The Company has not yet launched a commercial product and may never develop a product that will generate revenues, including in amounts that will be sufficient to fund operations. Accordingly, the Company has been dependent on its ability to raise capital through equity issuances.

The Company had $558.3 million of cash, cash equivalents, and marketable securities at December 31, 2019. Based on the Company’s business plans, management believes that this is sufficient to meet its obligations for at least 12 months from the issuance date of these consolidated financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements for 2018 and 2019 include the accounts of GRAIL, Inc. and its wholly- owned subsidiaries. The consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). All intercompany balances and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of expenses in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to accrued clinical studies and research and development expenses, stock-based compensation expense, useful lives of intangible assets and property and equipment, determination of incremental borrowing rate for operating leases, and the provision (benefit) for income taxes. Actual results could differ from these estimates, and such differences could be material to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and marketable securities.

Substantially all the Company’s cash and cash equivalents are deposited in accounts with four accredited financial institutions that management believes are of high-credit quality. Such deposits have and will continue to exceed federally insured limits. The Company has not experienced any losses on its cash deposits.

The Company’s investment policy limits investments to certain types of securities issued by the U.S. government and its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash, cash equivalents, and marketable securities, and by issuers of marketable securities to the extent recorded on the consolidated balance sheets. As of December 31, 2019, the Company had no off-balance sheet concentrations of credit risk.

Risks and Uncertainties

The Company is in the research and discovery stage and may never develop a product that will generate revenues, including in amounts sufficient to fund operations. The market for which the Company is developing products is highly competitive and rapidly changing. Difficulties or delays in the Company’s clinical studies, delays in planned commercial launch of the Company’s products, potential complications with the Company’s sole suppliers, complex regulatory regimes, regulatory issues and other factors could negatively impact the Company’s operating results.

In December 2019, a novel strain of coronavirus (COVID-19) was first reported in Wuhan, China and has since become a global pandemic. The extent of the impact of the coronavirus outbreak on the Company’s business will depend on certain developments, including the duration and spread of the outbreak and the extent and severity of the impact on the Company’s research activities at its primary operations and the operations of its suppliers as well as any further delay on clinical trial activities, all of which are uncertain and cannot be predicted. As of the date of issuance of these consolidated financial statements, the extent to which the coronavirus outbreak may materially impact the Company’s financial condition, liquidity, or results of operations is uncertain.

The Company may need to raise additional equity or debt financing to fund future operations that may not be available at terms acceptable to the Company, if at all. If the Company does not successfully commercialize its products in development, it will be unable to generate revenue from product sales or achieve profitability.

Segments

The Company operates and manages its business as one reportable operating segment. The Company’s chief operating decision maker reviews financial information on an aggregate basis for the purposes of evaluating financial performance and allocating the Company’s resources. 95% and 100% of the Company’s long-lived assets were located in the United States as of December 31, 2018 and 2019, respectively.

Fair Value of Financial Instruments

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement (ASC 820). ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 —Observable inputs, such as quoted prices in active markets for identical assets and liabilities.

Level 2 —Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company has not elected the fair value option as prescribed by ASC Topic 825, Financial Instruments, for its financial assets and liabilities that are not otherwise required to be carried at fair value. Under ASC 820, material financial assets and liabilities not carried at fair value are reported at their carrying values.

The carrying amounts for financial instruments such as prepaid expenses and other current assets, prepaid expenses and other current assets—related party, accounts payable, accounts payable—related parties, accrued liabilities and accrued liabilities—related parties approximate fair value due to their short-term maturities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks denominated in U.S. Dollars, Hong Kong Dollars and British Pounds and marketable securities, as described below.

Marketable Securities

The Company generally invests its excess cash in money market funds and investment-grade short- to intermediate-term fixed income securities. Such investments are included in cash and cash equivalents, short-term marketable securities, or long-term marketable securities on the consolidated balance sheets, are considered available-for-sale, and reported at fair value with unrealized gains and losses included as a component of other comprehensive loss (income). The amortized cost of debt securities is adjusted for the amortization of premiums and accretion of discounts to maturity, which is included in interest expense (income), net, respectively, on the consolidated statements of operations. Realized gains and losses and declines in value judged to be other-than- temporary, if any, on marketable securities are included in other expense (income), net. The cost of securities sold is determined using specific identification.

The Company periodically evaluates whether declines in fair values of its marketable securities below their book value are other-than-temporary. The Company considers factors such as the duration, the severity and the reason for the decline in value, the potential recovery period and the Company’s intent to sell. For debt securities, the Company also considers whether (i) it is more likely than not that the Company will be required to sell the debt securities before recovery of their amortized cost basis, and (ii) the amortized cost basis cannot be recovered as a result of credit losses.

Restricted Cash

Restricted cash is comprised of cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method, and the cost is amortized over the estimated useful lives of the assets. The Company estimates the useful lives of property and equipment by asset classification as described in Note 3, Balance Sheet Components. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease agreement or the useful life of the improvements. The Company expenses repairs and maintenance costs as incurred. When an item is sold or disposed of, the cost and related accumulated depreciation or amortization is eliminated and the resulting gain or loss, if any, is recorded in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment and right-of-use assets, for indications of possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the future undiscounted cash flows attributable to these assets. Should impairment exist, the impairment would be measured as the amount by which the carrying amount of the assets exceeds the fair value of those assets. The Company recorded $5.7 million in impairment charges during 2018 and $2.2 million in impairment charges during 2019. Refer to Note 3 for further details.

Leases

The Company adopted ASU 2016-02, Leases (Topic 842) as of January 1, 2019. The Company classifies leases as either operating or finance leases at inception and as necessary at modification. Leased assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date. Although it may have a right and an obligation to exchange lease payments for a leased asset from the date of inception, the Company is unlikely to have an obligation to make lease payments before the asset is made available for use; therefore, lease classification, recognition, and measurement are determined at the lease commencement date.

Operating leases are included in operating lease right-of-use (ROU) assets, and operating lease liabilities on the Company’s consolidated balance sheets. Operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. When readily determinable, the Company uses the rate implicit in the lease to discount lease payments; however, when the rate is not readily determinable, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term and in a similar economic environment. The operating lease ROU asset also includes any initial direct costs, lease payments made prior to lease commencement, and lease incentives received. Variable lease payments are expensed as incurred and are not included within the ROU asset and lease liability calculation. Variable lease payments primarily include reimbursements of costs incurred by lessors for common area maintenance and utilities. The Company’s lease terms are the noncancelable period including any rent-free periods provided by the lessor and may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. At lease inception, and upon modification or remeasurement, the Company estimates the lease term based on its assessment of extension and termination options that are reasonably certain to be exercised. Lease cost for lease payments is recognized on a straight-line basis over the lease term. The Company has certain lease agreements with lease and non-lease components, which are accounted for separately. For these agreements, lease payments are allocated between the lease- and non-lease components based on the relative stand-alone price of these components.

Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities on the Company’s consolidated balance sheets. Property and equipment under finance leases is generally amortized over the lease term and is included in depreciation expense. The interest on the finance lease liabilities is included in interest expense.

The Company does not recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Accrued Clinical Studies and Research and Development Expenses

The Company accrues for the estimated costs of research and development activities conducted by third-party service providers that are conducting clinical studies. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided and includes these costs in accrued liabilities and accrued liabilities—related parties in the consolidated balance sheets and within research and development and research and development—related parties expenses in the consolidated statements of operations. These costs are a significant component of research and development expenses. The Company accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with third-party service providers. The Company makes judgments and estimates in determining the accrued liabilities balance in each reporting period.

Research and Development and Research and Development—Related Parties

Research and development and research and development—related parties expenses include costs incurred to develop the Company’s technology (prior to establishing technological feasibility), collect clinical samples, and conduct clinical studies to develop and support the Company’s investigational multi-cancer test. These costs consist of personnel costs, including salaries, benefits, and stock-based compensation expense associated with the Company’s research and development personnel, laboratory supplies, consulting costs, costs associated with setting up and conducting clinical studies at domestic and international sites, and allocated overhead expenses including rent, information technology, and equipment depreciation. The Company expenses both internal and external research and development costs in the periods in which they are incurred. Research and development—related parties expenses are further discussed in Note 12, Related-Party Transactions. Nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities are deferred and recognized as expense in the period in which the related goods are delivered or services are performed.

Redeemable Convertible Preferred Stock

The Company records the redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies its redeemable convertible preferred stock outside of stockholders’ deficit on the consolidated balance sheets because, in the event of certain “liquidation events” that are not solely within the Company’s control, the shares would become redeemable at the option of the holders. The Company did not adjust the carrying values of the redeemable convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at either of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

Stock-Based Compensation Expense

Employee stock-based compensation expense is measured at the grant date based on the fair value of the award. For awards with service-based vesting conditions, the portion of the award that is ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. The vesting period is generally four years.

The Company determines the fair value of equity awards as follows:

Stock Options: In determining the fair value of the stock-based compensation expense for awards granted under the 2016 Equity Incentive Plan and non-plan incentive awards, the Company uses the Black-Scholes option-pricing model and a Monte Carlo simulation model, which require the input of subjective assumptions. These assumptions include: the fair value of common stock, the estimated length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), the risk-free interest rate, and expected dividends. Changes in the following assumptions can materially affect the estimate of stock-based compensation expense:

Expected Term—For awards with service-based vesting conditions, the expected term of stock options represents the period the stock options are expected to remain outstanding and is calculated using the simplified method, due to limited history, which calculates the expected term as the midpoint of the contractual term of the awards and the vesting period. For awards with performance-based vesting conditions, the Company evaluates the award’s service period, contractual term, and its expectations of the projected timing of achievement of milestones in estimating the expected term.

Expected Volatility—As there has been no public market for the Company’s common stock to date, and thus the Company does not have any trading history of its common stock, the expected volatility is estimated based on the average volatility for comparable publicly-traded companies over a period equal to the expected term of the stock option grants. The comparable companies are chosen based on their similar size, stage in the life cycle, or area of specialty.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of a stock award.

Expected Dividends—The Company has not paid dividends on its common stock and does not anticipate paying any dividends on its common stock in the near future.

Fair Value of Common Stock—Given the absence of a public trading market, the Company’s board of directors consider numerous objective and subjective factors to determine the fair value of the common stock at each grant date. These factors include, but are not limited to: (i) the most recently available valuations of the common stock performed at periodic intervals by an independent third-party valuation firm; (ii) the prices for the redeemable convertible preferred stock sold to outside investors; (iii) the Company’s capital structure, including the rights and preferences of the Company’s various classes of equity, including the redeemable convertible preferred stock relative to the common stock; (iv) the Company’s stage of development and commercialization as well as developments in the business; (v) the lack of marketability of the common stock for a privately-held company; (vi) the likelihood of achieving a liquidity event for the Company’s shares of common stock, such as an IPO or sale of the Company, given prevailing market conditions; (vii) the Company’s historical operating results; and (viii) valuations of comparable public companies.

The Company accounts for stock-based compensation arrangements with non-employees using a fair value approach. The Company believes that for stock options issued to non-employees, the fair value of the stock option is more reliably measurable than the fair value of the services rendered. Therefore, the Company estimates the fair value of non-employee stock options using a Black-Scholes option-pricing model with appropriate inputs. Prior to the early adoption of ASU No. 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share- Based Payment Accounting, on January 1, 2018, the estimated fair value of non-employee stock options was remeasured over the vesting period as earned. Subsequent to the early adoption of ASU No. 2018-07, stock-based compensation arrangements with non-employees are accounted for in the same manner as stock-based compensation arrangements with employees, and are no longer remeasured every reporting period.

The Company recognizes stock-based compensation expense for awards that contain performance-based and performance- and market-based conditions using the accelerated attribution method when management determines it is probable that the performance condition will be satisfied. For awards with performance- and market-based conditions, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and recognizes stock-based compensation expense over the derived service period when it becomes probable that the performance- based condition will be met. Under the Monte Carlo simulation, stock returns are simulated for the Company to estimate the payouts established by the vesting conditions of the awards and an estimated time that the awards will vest. The assumptions used in the Monte Carlo simulation include: the fair value of common stock, estimating the length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), the risk-free interest rate and expected dividends.

The Company grants certain awards that may be settled in fully vested shares of common stock or in cash, at the Company’s election. These awards are accounted for as liability-classified awards because the dollar value of the awards is fixed and the number of shares is variable and is based on the per-share common stock value at the time the underlying performance- and market-based conditions are satisfied. For these awards, once the performance condition is deemed probable, the liability is remeasured on each reporting date using the Monte Carlo simulation until the awards vest. If the Company issues common stock, the liability is remeasured and then reclassified to additional paid-in capital, with a corresponding charge (or credit) to stock-based compensation expense.

Restricted Stock Units (RSUs) and Restricted Stock Awards (RSAs): The fair values of the RSUs and RSAs were determined based on the fair value of the Company’s common stock on the grant date.

Beginning in 2019, the Company granted RSUs that generally vest upon the completion of service-based conditions. The Company recognizes stock-based compensation expense over the requisite service period.

Provision for (Benefit from) Income Taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled.

The Company reduces deferred tax assets, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax assets. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and recent results of operations.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions within the provision (benefit) for income taxes.

Foreign Currency

The functional currencies of the Company’s foreign subsidiaries are the U.S. Dollar, British Pound, and the Hong Kong Dollar. Adjustments resulting from translating the financial statements of the United Kingdom and Hong Kong subsidiaries into U.S. Dollars are recorded as a component of other comprehensive loss in the consolidated statements of comprehensive loss. Monetary assets and liabilities denominated in a foreign currency are translated into U.S. Dollars at the exchange rate on the balance sheet date. Expenses are translated at the weighted-average exchange rates during the period. Equity transactions are translated using historical exchange rates.

Comprehensive Loss

Comprehensive loss includes net loss and certain changes in stockholders’ deficit that are excluded from net loss, primarily unrealized losses (gains) on the Company’s marketable securities and foreign currency translation adjustments.

Net Loss Per Share Attributable to Class A and Class B Common Stockholders

Basic and diluted net loss per share attributable to Class A and Class B common stockholders are presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock and early exercised stock options and restricted stock awards to be participating securities. Under the two-class method, the net loss attributable to Class A and Class B common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the Company’s redeemable convertible preferred stock do not have a contractual obligation to share in losses. Basic net loss per share attributable to Class A and Class B common stockholders is calculated by dividing the net loss adjusted to include deemed dividends paid to the Company’s preferred stockholders and accretion to redemption value of the redeemable common stock awards, to the extent both impact accumulated deficit, by the weighted-average number of shares of Class A and Class B common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to Class A and Class B common stockholders is the same as basic net loss per share, since the effects of potentially dilutive securities are antidilutive given the net loss attributable to Class A and Class B common stockholders for each period presented.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), and subsequent amendments, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 requires a lessee to recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. ASU 2016-02 is effective for financial years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach, and early adoption is permitted.

On January 1, 2019, the Company adopted Topic 842, as amended, under the modified retrospective transition approach, with no cumulative-effect adjustment on the opening balance of accumulated deficit as of the effective date (the effective date method). Under the effective date method, financial results reported in periods prior to January 1, 2019 are unchanged. The Company elected the following as part of the adoption:

•

the package of practical expedients which allows for not reassessing (1) whether existing contracts contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition;

•

not to recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

The cumulative effect of the adjustments made to the Company’s consolidated balance sheet as of the adoption date was primarily is detailed as follows:

	December 31, 2018	Effect of the Adoption of Topic 842	January 1, 2019
	(in thousands)
Assets:
Operating lease right-of-use assets	$—	$40,389	$40,389

Total assets	$686,845	$40,389	$727,234

Liabilities:
Operating lease liabilities, current portion	$—	$4,935	$4,935
Other current liabilities	1,785	(195)	1,590
Deferred rent, net of current portion	6,909	(6,909)	—
Operating lease liabilities, net of current portion	—	42,558	42,558

Total liabilities	$86,473	$40,389	$126,862

The adoption of the standard did not result in a material impact on the Company’s consolidated statements of operations and had no impact on the Company’s consolidated statements of cash flows. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases and the related disclosures included in Note 6 to the financial statements, while the Company’s accounting for finance leases remained substantially unchanged.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as well as a further amendment in ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. ASU 2014-09 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. It also provides guidance on the recognition of costs related to obtaining and fulfilling customer contracts. This guidance is effective for annual reporting periods (including interim periods within those years) beginning after December 15, 2017. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company adopted this ASU on January 1, 2018. There was no material impact to the consolidated financial statements upon adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. This guidance will become effective for the Company beginning in the first quarter of 2020 and must be adopted using a modified retrospective approach, with certain exceptions. The Company does not anticipate that the adoption of this standard will have a material effect on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the total beginning and ending amounts for the periods shown on the consolidated statements of cash flows. ASU 2016-08 is effective for financial years beginning after December 15, 2017 (including interim periods within those periods) using a retrospective transition method for each period presented. The Company adopted this standard on January 1, 2018 using a retrospective transition method. There was no material impact to the consolidated financial statements upon adoption.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. ASU 2017-09 is effective for annual and interim periods beginning after December 15, 2017. The Company adopted this standard on January 1, 2018. There was no material impact to the consolidated financial statements upon adoption.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260): Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815), which changes the classification analysis of certain equity-linked financial instruments with down round features. Under historical U.S. GAAP, an equity-linked financial instrument with a down round feature that otherwise was not required to be classified as a liability under ASC 480 was evaluated under the ASC 815, Derivatives and Hedging, to determine whether it met the definition of a derivative (and was therefore measured at fair value at each reporting period). Under ASU 2017-11, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock under ASC 815. Accordingly, these financial instruments are no longer measured at fair value at each reporting period. ASU 2017-11 also requires entities that calculate earnings per share to recognize the effect of the down round feature when it is triggered (at this time, the effect is treated as a dividend and as a reduction of income available to common stockholders in basic earnings per share). It is effective for annual and interim periods beginning after December 15, 2018 and early adoption is permitted. The Company adopted this standard on January 1, 2019. The impact of the adoption of this ASU did not have a material impact on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The ASU is intended to reduce the cost and complexity and to improve financial reporting for nonemployee share-based payments. The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments for employees, to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. This ASU is effective for annual and interim periods beginning after December 15, 2018. Early adoption is permitted but may take place no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company early adopted this standard on January 1, 2018. There was no material impact to the consolidated financial statements upon adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The ASU improves the effectiveness of fair value measurements disclosures and modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. This ASU is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company does not anticipate that the adoption of this ASU will have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 amends current guidance to align the accounting for costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing costs associated with developing or obtaining internal-use software. Capitalized implementation costs must be expensed over the term of the hosting arrangement and presented in the same line item in the statement of income as the fees associated with the hosting element (service) of the arrangement. ASU 2018-15 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is planning to adopt the standard using the prospective transition method and will begin capitalizing implementation costs as of January 1, 2020.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 modifies ASC 740 to simplify the accounting for income taxes. The Company has elected to early adopt the amendments effective January 1, 2019. The impact to the consolidated financial statements upon adoption was immaterial.

NOTE 3. BALANCE SHEET COMPONENTS

Property and Equipment, Net

Property and equipment, net consisted of the following:

	Useful Life (in Years)	As of December 31,
		2018	2019
		(in thousands)
Laboratory equipment	3 to 5	$23,124	$23,157
Computer hardware	3 to 5	4,363	4,994
Computer software	3 to 5	257	257
Furniture and fixtures	5	2,026	2,021
Leasehold improvements	Lease term	23,295	21,931
Construction-in-process		241	215

Property and equipment, gross		53,306	52,575
Less accumulated depreciation and amortization		(20,267)	(28,150)

Total property and equipment, net		$33,039	$24,425

Included within property and equipment, net is $3.4 million and $1.3 million of laboratory equipment purchased from related parties as of December 31, 2018 and 2019, respectively.

In June 2018, the Company concluded that certain laboratory equipment (some of which were subsequently disposed of) did not have remaining utility due to ongoing business changes and accordingly recorded an impairment charge of $4.0 million in research and development expenses on the consolidated statements of operations. In addition, effective December 31, 2018, the Company changed its estimate of the useful life of the leasehold improvements in its Hong Kong facilities. In connection with the decision to exit the Hong Kong facility, the Company recorded an impairment charge of $1.7 million, primarily in research and development expenses, in connection with leasehold improvements in its Hong Kong facilities.

During 2019, primarily in connection with the decision to end the Company’s lease in Hong Kong, the Company recorded an impairment charge of $0.9 million relating to laboratory equipment, computer hardware and furniture and fixtures, in research and development expenses.

The Company recorded $14.1 million and $10.3 million of depreciation expense during 2018 and 2019 respectively, of which $1.6 million and $0, respectively, related to assets under capital leases. For more information on the capital leases, see Note 7, Commitments and Contingencies.

Accrued Liabilities and Accrued Liabilities—Related Parties

Accrued liabilities and accrued liabilities–related parties consist primarily of amounts owed to vendors, employees, and professional service firms and are based on the Company’s best estimate. Accrued liabilities and accrued liabilities–related parties consisted of the following:

	As of December 31,
	2018	2019
	(in thousands)
Accrued compensation expenses	$14,502	$14,889
Accrued legal and professional expenses	3,051	4,306
Accrued clinical studies expenses	12,219	5,119
Accrued research and development expenses	2,210	3,494
Accrued construction-in-process	207	23
Accrued research and development expenses—related parties	21,209	—
Accrued other expenses	4,772	3,753

Total accrued liabilities and accrued liabilities—related parties	$58,170	$31,584

NOTE 4. FAIR VALUE MEASUREMENTS

The following table represents the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis as of December 31, 2018 and December 31, 2019:

	As of December 31, 2018
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$33,853	$—	$—	$33,853
Corporate debt securities	—	5,999	—	5,999
Commercial paper	—	3,983	—	3,983
Short-term marketable securities:
U.S. government treasuries	49,879	—	—	49,879
U.S. government agency securities	—	14,873	—	14,873
Corporate debt securities	—	266,872	—	266,872
Commercial paper	—	214,632	—	214,632

Total marketable securities	49,879	496,377	—	546,256

Total	$83,732	$506,359	$—	$590,091

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
		(in thousands)
Cash equivalents:
Money market funds	$58,291	$—	$—	$58,291
Corporate debt securities	—	21,001	—	21,001
Commercial paper	—	4,988	—	4,988
Short-term marketable securities:
U.S. government treasuries	37,533	—	—	37,533
U.S. government agency securities	—	7,504	—	7,504
Corporate debt securities	—	236,234	—	236,234
Commercial paper	—	119,884	—	119,884
Long-term marketable securities:
Corporate debt securities	—	5,435	—	5,435
U.S. government agency securities	—	8,498	—	8,498

Total marketable securities	37,533	377,555	—	415,088

Total	$95,824	$403,544	$—	$499,368

There were no transfers between the fair value measurement levels during 2018 and 2019.

NOTE 5. MARKETABLE SECURITIES

All marketable securities as of December 31, 2018 and 2019 are considered available-for-sale, and the amortized costs, unrealized holding gains or losses, and the fair values of the Company’s marketable securities by major security type are summarized in the table below:

	As of December 31, 2018
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value
		(in thousands)
Cash equivalents:
Money market funds	$33,853	$—	$—	$33,853
Corporate debt securities	5,999	—	—	5,999
Commercial paper	3,983	—	—	3,983

Total cash equivalents	43,835	—	—	43,835

Short-term marketable securities:
U.S. government treasuries	$49,891	$—	$(12)	$49,879
U.S. government agency securities	14,899	—	(26)	14,873
Corporate debt securities	267,165	16	(309)	266,872
Commercial paper	214,632	—	—	214,632

Total short-term marketable securities	546,587	16	(347)	546,256

Total marketable securities	$590,422	$16	$(347)	$590,091

	As of December 31, 2019
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value
	(in thousands)
Cash equivalents:
Money market funds	$58,291	$—	$—	$58,291
Corporate debt securities	21,001	—	—	21,001
Commercial paper	4,988	—	—	4,988

Total cash equivalents	84,280	—	—	84,280

Short-term marketable securities:
U.S. government treasuries	$37,497	$37	$(1)	$37,533
U.S. government agency securities	7,499	5	—	7,504
Corporate debt securities	236,012	259	(37)	236,234
Commercial paper	119,884	—	—	119,884

Total short-term marketable securities	400,892	301	(38)	401,155

Long-term marketable securities:
Corporate debt securities	5,439	—	(4)	5,435
U.S. government agency securities	8,500	—	(2)	8,498

Total long-term marketable securities	13,939	—	(6)	13,933

Total marketable securities	$499,111	$301	$(44)	$499,368

Interest income related to the Company’s cash equivalents and available-for-sale investments included in interest income, net, was $12.3 million and $11.7 million during 2018 and 2019, respectively.

The following table summarizes the maturities of the Company’s available-for-sale securities, by contractual maturity, as of December 31, 2019.

	As of December 31, 2019
	Amortized Cost	Aggregate Fair Value
	(in thousands)
Mature in less than one year	$485,172	$485,435
Mature in one to two years	13,939	13,933

Total	$499,111	$499,368

The following table summarizes the Company’s available-for-sale securities that were in a continuous unrealized loss position for less than 12 months, but were not deemed to be other-than-temporarily impaired, as of December 31, 2018 and 2019.

	As of December 31,
	2018		2019
	Aggregate Fair Value	Aggregate Unrealized Losses	Aggregate Fair Value	Aggregate Unrealized Losses
	(in thousands)
U.S. government treasuries	$39,898	$(12)	$7,542	$(1)
U.S. government agency securities	14,874	(26)	8,498	(2)
Corporate debt securities	238,750	(309)	62,395	(41)

Total	$293,522	$(347)	$78,435	$(44)

As of December 31, 2018 and 2019, some of the Company’s marketable securities were in an unrealized loss position. The Company held a total of 84 and 23 positions that were in an unrealized loss position as of December 31, 2018 and 2019, respectively. The Company determined that the gross unrealized losses were temporary in nature and related primarily to interest rate shifts rather than significant changes in the underlying credit quality of the securities that the Company holds. The Company has the ability to hold all marketable securities that have been in a continuous loss position until maturity or recovery, thus there has been no recognition of any other-than-temporary impairment during 2018 and 2019.

The Company’s short-term marketable securities have an effective maturity date of less than 12 months, and the long-term marketable securities have an effective maturity of greater than 12 months and less than 16 months.

NOTE 6. LEASES

The Company has entered into operating and finance leases for facilities and research and development equipment. Both operating and finance leases have remaining lease terms which range from 1 year to 7 years, and often include one or more options to renew. These renewal terms can extend the lease term from 1 to 5 years and are included in the lease term when it is reasonably certain that the Company will exercise the option. One lease provides the option to terminate the lease under certain conditions with three months’ notice. The Company does not expect to exercise this termination option. The exercise of lease renewal and termination options is at the Company’s sole discretion. The Company also has variable lease payments that are primarily comprised of common area maintenance and utility charges.

During the twelve months ended December 31, 2019, in connection with the decision to exit its Hong Kong facility, the Company recorded an impairment charge of $1.3 million in research and development expenses relating to operating lease right-of-use assets. In November 2019, the Company entered into a surrender agreement to terminate the operating lease of the Hong Kong facility, which released the Company of its residual value guarantees, which amounted to $0.6 million and was recognized as an offset to general and administrative expenses.

Supplemental balance sheet information related to leases was as follows:

As of December 31, 2019
(in thousands)
Operating leases:
Operating lease right-of-use assets	$35,036

Operating lease liabilities, current portion	$4,604
Operating lease liabilities, net of current portion	36,638

Total operating lease liabilities	$41,242

Finance leases:
Property and equipment, gross	4,920
Accumulated depreciation	(4,920)

Property and equipment, net	$—

Other current liabilities	$800
Finance lease payable, net of current portion	—

Total finance lease liabilities	$800

Supplemental cash flow information related to leases was as follows:

Year Ended December 31, 2019
(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,981
Financing cash flows from finance leases	1,559

The components of lease expense were as follows:

Year Ended December 31, 2019
(in thousands)
Operating leases cost	$7,215
Finance leases cost:
Amortization of leased assets	32
Interest on lease liabilities	107
Short-term leases cost	—
Variable leases cost	3,234

Total leases cost	$10,588

Weighted-average remaining lease term (years):
Operating lease	6.87
Finance lease	0.50
Weighted-average discount rate:
Operating leases	7.0%
Finance leases	5.1%

As of December 31, 2019, no assets were obtained in exchange for lease obligations related to operating leases or finance leases.

As of December 31, 2019, undiscounted future lease payments for each of the next five years and thereafter are as follows:

Year Ending December 31,	Operating Leases	Finance Leases	Total
	(in thousands)
2020	$6,780	$812	$7,592
2021	7,544	—	7,544
2022	7,705	—	7,705
2023	7,706	—	7,706
2024	7,889	—	7,889
Thereafter	14,359	—	14,359

Total lease payments	51,983	812	52,795
Less: interest	(10,741)	(12)	(10,753)

Total	$41,242	$800	$42,042

As of December 31, 2019, the Company does not have additional operating and finance leases that have not yet commenced.

ASC 840 Disclosures

The Company elected modified retrospective transition approach and is required to present previously disclosed information under the prior accounting standards for leases. Total minimum lease payments as of December 31, 2018 are as follows:

Year Ending December 31,	Operating Leases	Finance Leases	Total
	(in thousands)
2019	$7,798	$1,675	$9,473
2020	7,802	850	8,652
2021	7,228	—	7,228
2022	7,447	—	7,447
2023	7,672	—	7,672
Thereafter	22,066	—	22,066

Total	$60,013	$2,525	$62,538

Total rent expense was $6.6 million and $7.2 million during 2018 and 2019, respectively.

The Company leased lab equipment totaling $6.0 million in 2016 and did not enter into any additional capital leases in 2018 or 2019.

NOTE 7. COMMITMENTS AND CONTINGENCIES

As of December 31, 2019, the Company’s future non-lease commitments over the next five years and thereafter were as follows:

	Minimum Royalties	Purchase Commitments	Total
	(in thousands)
2020	$565	$845	$1,410
2021	570	—	570
2022	575	—	575
2023	1,075	—	1,075
2024	1,075	—	1,075
Thereafter	6,750	—	6,750

Total commitments	$10,610	$845	$11,455

Minimum Royalty Commitments

The Company has certain minimum royalty commitments associated under licensing agreements related to its research efforts.

Purchase Commitments

The Company has open purchase orders primarily related to the purchase of laboratory supplies in the normal course of business.

Contingencies

The Company responds to claims arising in the ordinary course of business. If necessary, the Company will accrue estimates of the amounts it expects to pay upon resolution of such matters, and such amounts will be included in other current liabilities. Should the Company not be able to secure the terms it expects, these estimates may change and will be recognized in the period in which they are identified.

Legal Matters

The Company is subject to various claims, complaints, and legal actions that arise from time to time. The Company does not believe it is a party to any currently pending or threatened legal proceedings that will result in a material adverse effect on its business. There can be no assurance that existing or future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

Indemnification

The Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service. The maximum potential amount of future payments the Company could be required to make under the applicable indemnification agreements is not specified in the agreements; however, the Company has director and officer insurance coverage that reduces its exposure and enables the Company to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to the Company’s technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

NOTE 8. COMMON STOCK

The Company has two classes of common stock: Class A and Class B. The voting rights per share of Class A and Class B are 1:1 and 10:1, respectively. Common stockholders are entitled to dividends when and if declared by the board of directors subject to the prior rights of the preferred stockholders. As of December 31, 2019, no dividends have been declared. The shares of Class B common stock are convertible into shares of Class A common stock at a ratio of 0.44 shares of Class A common stock to 0.42 shares of Class B common stock.

As of December 31, 2019, the Company has reserved shares of Class A common stock for issuance upon conversion of the redeemable convertible preferred stock and exercise of options. No shares of Class B common stock have been reserved. The Company has reserved shares of Class A common stock, on an as converted basis, for issuance as follows:

Class A Shares
(in thousands)
Conversion of Series A redeemable convertible preferred stock	85,000
Conversion of Series B redeemable convertible preferred stock	309,257
Conversion of Series C redeemable convertible preferred stock	63,145
Conversion of Series D redeemable convertible preferred stock	31,323
Conversion of Class B common stock	26,179
Options and awards outstanding for the 2016 Equity Incentive Plan	94,300
Non-Plan Incentive Awards	26,525
Reserved for future grants	23,717

Total	659,446

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following tables represent the redeemable convertible preferred stock as of December 31, 2018 and 2019:

	As of December 31, 2018
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value
		(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,601	4.7510	63,144,600	299,557	300,000

Total	457,401,192		457,401,191	$1,504,961	$1,624,655

	As of December 31, 2019
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value
		(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,600	4.7510	63,144,600	299,557	300,000
Series D	48,942,833	5.1080	31,323,413	159,836	160,000

Total	506,344,024		488,724,604	$1,664,797	$1,784,655

During 2018, the Company issued 63,144,600 shares of Series C redeemable convertible preferred stock for gross proceeds of $300.0 million, less $0.4 million of issuance costs. The Series C redeemable convertible preferred stock has substantially similar terms as the Company’s Series A and B redeemable convertible preferred stock except that it has a liquidation preference of $4.751 per share.

During 2019, the Company issued 31,323,413 shares of Series D redeemable convertible preferred stock for gross proceeds of $160.0 million, less $0.2 million of issuance costs. The Series D redeemable convertible preferred stock has substantially similar terms as the Company’s Series A, B, and C redeemable convertible preferred stock except that it has a liquidation preference of $5.1080 per share.

Redemption

As of December 31, 2018 and December 31, 2019, the Company classified the convertible preferred stock as redeemable on the consolidated balance sheets. Upon the occurrence of certain change-in-control events that may be outside the Company’s control, including liquidation, sale, or transfer of the Company, holders of the convertible preferred stock could cause a redemption of their stock for cash. The preferred stock does not have a mandatory redemption date.

Conversion

Each share of preferred stock is convertible, at the option of the holder, according to a conversion ratio, which is subject to adjustment for dilutive share issuances as described in the next paragraph. The total number of shares of common stock into which the preferred stock may be converted is determined by dividing the then-applicable conversion price by the initial conversion price. The preferred stock automatically converts into shares of Class A common stock at the then-applicable conversion price in the event of an underwritten public offering of shares of common stock with aggregate gross proceeds of no less than $150 million (Qualifying IPO), provided that, prior to November 27, 2021 (24 months after the initial closing date of November 27, 2019), such automatic conversion shall also require either (i) the per share price of the Qualifying IPO to be at least $5.1080 per share (i.e., the Series D preferred stock original issue price) or (ii) the vote of the holders of a majority of the combined Series C and D preferred stock. The preferred stock also automatically converts into shares of Class A common stock at the then- applicable conversion price upon the vote of a majority of the holders of preferred stock and, if prior to November 27, 2021, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required. As of December 31, 2019, each share of Series A, B, C, and D preferred stock was convertible into one share of Class A common stock.

Subject to certain exceptions, including issuances of shares to employees or consultants pursuant to a stock option plan approved by the board of directors and issuances of shares to lenders or strategic partners or in connection with the acquisition of a company or technology, in each case approved by the board of directors, the conversion price of each applicable series of preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares at a purchase price less than the then-applicable conversion price.

Dividends

Any dividends paid in any fiscal year will be paid among the holders of redeemable convertible preferred stock and common stock then outstanding based on preferences and on an if-converted basis. Dividends are noncumulative, and none were declared as of December 31, 2018 or December 31, 2019.

Voting

Each share of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of Class A common stock into which such shares could be converted. Holders of redeemable convertible preferred stock and common stock vote as a single class.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including a merger, acquisition, or sale of assets where the holders of common stock and preferred stock own less than a majority of the resulting voting power of the surviving entity (Liquidation Transaction), the holders of preferred stock will receive in preference to the holders of common stock, an amount per share equal to the liquidation preference, plus any accrued but unpaid dividends. After payment of the liquidation preference to the holders of the preferred stock, the remaining assets of the Company are available for distribution to the holders of common stock on a pro rata basis. The vote of a majority of the holders the preferred stock can waive the liquidation preference; provided that, prior to November 27, 2021, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required to waive such liquidation preference. These liquidation features cause the Series A, B, C, and D preferred stock to be classified as mezzanine equity rather than as a component of stockholders’ deficit.

NOTE 10. STOCK INCENTIVE AWARDS

The Company grants awards under the 2016 Equity Incentive Plan (2016 Plan) as well as incentive awards not under the 2016 Plan (Non-Plan Equity Incentive Awards).

2016 Equity Incentive Plan

The Company’s board of directors adopted, and its stockholders approved, the Company’s 2016 Plan in January 2016. The 2016 Plan was amended on February 6, 2017, February 27, 2017, September 18, 2019, November 21, 2019, and November 25, 2019.

As of December 31, 2019, the Company had granted options or rights to purchase 134,890,768 shares of its Class A common stock and 24,989,397 shares of its Class B common stock under the Company’s 2016 Plan, of which options or rights to purchase 94,299,675 shares of Class A common stock and no shares of Class B common stock were outstanding. As of December 31, 2019, 23,717,119 shares of Class A common stock and no shares of Class B common stock remained available for future grants. The maximum contractual term of options is generally ten years.

The Company’s 2016 Plan allows for the grant of awards in the form of: (i) incentive stock options, (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) RSAs; (v) RSUs; and (vi) unrestricted stock. Directors, employees, and consultants are eligible to participate in the 2016 Plan.

Stock Option Activity—A summary of all stock option activity for the 2016 Plan during 2018 and 2019 is as follows:

		Class A
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price Per Share	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
	(in thousands, except years and per share data)
Balance as of January 1, 2018	25,572	21,567	$0.39		9.24	$732

Granted	(28,135)	28,135	1.09	$0.71
Exercised	—	(5,258)	0.50
Repurchased	864	—	—
Forfeited	3,250	(3,250)	0.42

Balance as of December 31, 2018	1,551	41,194	0.85		8.99	36,708
Award Authorized	63,058
Granted	(52,377)	52,377	1.96	1.30
Exercised	—	(5,159)	0.63
Repurchased	857	—	—
Forfeited	10,628	(10,628)	1.55

Balance as of December 31, 2019	23,717	77,784	1.52		9.07	44,677

Options vested and expected to vest as of December 31, 2019	—	67,284	1.56		9.07	35,910

Options vested and exercisable as of December 31, 2019	—	15,662	0.71		7.67	21,673

Restricted Stock Unit Activity—A summary of all restricted stock unit activity for the 2016 Plan during 2019 was as follows:

	Class A Restricted Stock Units
	Restricted Stock Units Outstanding	Weighted- Average Grant Date Fair Value Per Share
	(in thousands, except per share data)
Unvested balance as of January 1, 2019	—	—
Granted	16,516	$1.97
Vested	—	—
Forfeited	—	—

Unvested balance as of December 31, 2019	16,516	1.97

As of December 31, 2019, there was $29.5 million of total unrecognized compensation cost related to restricted stock units granted under the Company’s 2016 Plan. That cost is expected to be recognized over a weighted-average period of 2.94 years.

Awards with Service-Based Vesting Conditions Granted under the 2016 Plan

During 2018 and 2019, the Company granted 21,751,430 and 62,593,918 awards with service-based vesting conditions, respectively.

During 2018 and 2019, the Company granted 21,751,430 and 46,077,816 options of Class A common stock under the 2016 Plan with only service-based vesting conditions, respectively. The fair value of these options granted during 2018 and 2019 was estimated using the Black-Scholes option-pricing model with the following weighted- average assumptions:

	Year Ended December 31,
	2018	2019
Expected term (in years)	6.01	5.94
Expected volatility	68.0%	73.5%
Risk-free interest rate	2.76%	1.69%
Expected dividend rate	—%	—%

The total grant date fair value of options that vested during 2018 and 2019 was $2.6 million and $7.0 million, respectively. The aggregate intrinsic value of options exercised during 2018 and 2019 was $3.2 million and $3.5 million, respectively. During 2019, the Company modified 3,271,768 options with service-based vesting conditions from the 2016 Plan. See “Modification of Stock Options.”

During 2019, of the 62,593,918 awards granted, 16,516,102 were RSUs of Class A common stock under the 2016 Plan. These RSUs have an expiration term of 10 years. 11,285,902 RSUs vest over a period of 3 years with two-thirds vesting upon the second anniversary of the vesting start date and the remaining one-third vesting at the third anniversary of the vesting start date. 5,230,200 RSUs vest over a period of 4 years with 25% vesting upon the first anniversary of the vesting start date and 1/16th vesting quarterly thereafter. The weighted-average grant date fair value per share for these RSUs was $1.97 and the aggregate grant date fair value was $32.6 million. None of these units vested during 2019.

Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan

During 2016, the Company granted restricted stock awards of 5,714,286 shares of Class B common stock that vest upon satisfaction of performance or service-based conditions. Vesting, if achieved, will be based on the timing of certain transactions, including a qualified IPO, or upon completion of requisite service, whichever is earlier, provided, however, that a single transaction cannot result in vesting of more than 50% of the total restricted stock awards. The grant date fair value per share of these awards was $0.15 and the aggregate grant date fair value was $0.9 million. None of these awards vested during 2018 or 2019. Stock-based compensation expense of $0.2 million and $0.2 million was recognized during 2018 and 2019 respectively, for these awards.

During 2017, the Company granted options to purchase 4,180,021 shares of Class A common stock to the founders of Cirina Limited that vest upon satisfaction of performance- and service-based conditions. The options vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. During 2017, a performance-based condition was satisfied upon a successful patent claim and as a result, vesting of one-third of these options was accelerated. During 2019, a second performance- based condition was satisfied upon a subsequent successful patent claim and as a result, vesting of the remaining options was accelerated. The grant date fair value per share of these options was $0.32 and the aggregate grant date fair value was $1.3 million. The total grant date fair value of options that vested during 2018 and 2019 was $0.5 million and $0.4 million, respectively. The aggregate intrinsic value of options exercised during, 2018 and 2019 was, $3.3 million and $2.3 million, respectively. Stock-based compensation expense of $0.4 million and $0.1 million was recognized during 2018 and 2019, respectively, for these options.

During 2018, the Company granted options to purchase 1,500,000 shares of Class A common stock that vest upon satisfaction of performance-based conditions. During 2018, 500,000 shares vested after the related performance-based condition was met, and stock-based compensation expense of $0.1 million was recognized for these vested options. In addition, 500,000 shares were forfeited due to the related performance-based condition not being met by December 31, 2018. The remaining 500,000 shares vest upon satisfaction of other performance-based conditions that are not yet considered probable of being met. The grant date fair value per share of these options was $0.26 and the aggregate grant date fair value was $0.4 million. The total grant date fair value of options that vested during 2018 and 2019 was $0.1 million and $0 respectively. None of these options were exercised in 2018 or 2019.

During 2019, the Company granted options to purchase 1,050,000 shares of Class A common stock that vest upon satisfaction of performance-based conditions. The grant date fair value per share of these options was $1.10 per share and the aggregate grant date fair value was $1.2 million. As of December 31, 2019, those shares were forfeited.

During 2019, the Company granted options to purchase 1,743,300 of Class A common stock to one of the Company’s executives. The options will commence vesting upon the consummation of the Company’s IPO, provided such IPO is consummated within 10 years from the grant date, over a period of four years, with 1/48th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $3.0 million. As of December 31, 2019, no options have been exercised, no options have vested, and no stock-based compensation expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During 2019, the Company granted options to purchase 3,506,222 of Class A common stock to two of the Company’s executives. The options will commence vesting upon the achievement of certain performance targets, provided such performance targets are met within 10 years from the grant date, over a period of three years, with 1/36th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $5.9 million. As of December 31, 2019, no options have been exercised, no options have vested, and no stock-based compensation expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

The fair value of the Company’s awards with performance-based conditions granted under the 2016 Plan during 2018 and 2019 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2018	2019
Expected term (in years)	5.57	9.45
Expected volatility	68.1%	78.1%
Risk-free interest rate	2.65%	2.01%
Expected dividend rate	—%	—%

Awards with Performance- and Market-Based Vesting Conditions Granted under the 2016 Plan

During 2018, the Company granted options to purchase 4,883,947 shares of Class A common stock that vest upon satisfaction of performance- and market-based conditions. The performance-based condition is satisfied upon the Company successfully executing an IPO of the Company’s common stock and achieving certain performance targets. The market-based condition is satisfied upon the Company maintaining certain market capitalization levels after the IPO. For these options, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and the implied service period. The weighted-average grant date fair value per share for these options was $0.22 and the aggregate grant date fair value was $1.1 million. None of these options vested in 2018 or 2019. In 2018 and 2019, the Company did not recognize any stock-based compensation expense associated with these options as the achievement of the performance-based condition was not deemed to be probable. Of the 4,883,947 options, 4,400,000 options were modified and accounted for under the modification guidance. See “Modification of Stock Options.”

The fair value of the Company’s awards with performance- and market-based conditions granted under the 2016 Plan during 2018 was estimated using the Monte Carlo simulation with the following weighted-average assumptions:

Year Ended December 31, 2018
Expected term (in years)	6.25
Expected volatility	70.0%
Risk-free interest rate	2.30%
Expected dividend rate	—%

Awards Granted to Non-Employees under the 2016 Plan

Prior to the adoption of ASU No. 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, on January 1, 2018, for awards granted to non-employees (other than non- employee directors of the Company), the Company determined the fair value of the award at each balance sheet date and recorded additional compensation expense, if necessary, each period until the award was exercised or cancelled. Subsequent to the early adoption of ASU No. 2018-07, awards granted to non-employees are accounted for in the same manner as awards for employees and are no longer remeasured every reporting period. The Company recorded stock-based compensation expense of $1.3 million and $0.4 million related to awards granted to non-employees during 2018 and 2019, respectively.

Non-Plan Equity Incentive Awards

During 2016, the Company granted restricted stock awards of 1,125,000 shares of Class A common stock outside of the 2016 Plan. These awards have an expiration term of 10 years. Of these awards, 1,000,000 will vest over a period of 4 years with 1/48th vesting on the monthly anniversary of the grant date with the exception of accelerating events relating to certain successful patent claims. The remaining 125,000 of these awards vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. During 2018 and 2019, 281,250 and 281,250, respectively, of these awards vested. As of December 31, 2018 and 2019, 416,667 and 135,417, respectively, of these awards remained unvested. The weighted-average grant date fair value per share for these awards was $0.25 and the aggregate grant date fair value was $0.3 million. The total grant date fair value of awards that vested during 2018 and 2019 was, $0.1 million and $0.1 million, respectively. Stock-based compensation expense of $0.2 million and $0.1 million was recognized during 2018 and 2019, respectively, for these awards.

During 2018, the Company granted 28,683,500 options of Class A common stock outside of the 2016 Plan to two of the Company’s executives, of which 476,191 were exercised.

Of these options, 21,453,125 have an expiration term of 10 years and vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. The weighted-average grant date fair value per share was $0.45 and the aggregate grant date fair value was $9.7 million.

The fair value of these options was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2018
Expected term (in years)	6.07
Expected volatility	67.8%
Risk-free interest rate	2.43%
Expected dividend rate	—%

As of December 31, 2019, 476,191 of these options had been exercised. The aggregate intrinsic value of non-2016 Plan incentive awards exercised during 2018 and 2019 was $0.6 million and $0, respectively. During 2019, 8,279,501 of these options were forfeited. The total grant date fair value of awards that vested during 2018 and 2019 was $0 and $4.0 million, respectively. Stock-based compensation expense of $1.6 million and $1.2 million was recognized during 2018 and 2019, respectively, for these awards.

The remaining 7,230,375 options granted in 2018 vest upon satisfaction of performance- and market-based conditions. The performance-based condition is satisfied upon the Company successfully executing an IPO of the Company’s common stock and achieving certain performance targets. The market-based condition is satisfied upon the Company maintaining certain market capitalization levels after the IPO. For these options, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and the implied service period. The weighted- average grant date fair value per share for these options was $0.38 per share, and the aggregate grant date fair value was $2.8 million. In 2018 and 2019, the Company did not recognize any stock-based compensation expense associated with these options as the achievement of the performance-based condition was not deemed to be probable.

The fair value of the Company’s options with performance- and market-based conditions not granted under the 2016 Plan during 2018 was estimated using the Monte Carlo simulation with the following weighted-average assumptions:

Year Ended December 31, 2018
Expected term (in years)	6.25
Expected volatility	70.0%
Risk-free interest rate	2.48%
Expected dividend rate	—%

None of the Non-Plan Equity Incentive Awards using the Monte Carlo simulation vested in 2018 or 2019 and none were exercised in 2018 or 2019. During 2019, all of these options were forfeited.

During 2019, the Company granted restricted stock units of 13,827,568 shares of Class A common stock outside of the 2016 Plan. These units vest over a period of 3 years with 67% vesting upon the second anniversary of the vesting start date and the remaining 33% vesting on the third anniversary of the vesting start date. The weighted- average grant date fair value per share for these units was $1.92 per share and the aggregate grant date fair value was $26.5 million. None of these units have vested as of December 31, 2019.

During 2019, the Company modified 10,658,214 options granted outside of the 2016 Plan with service-based conditions and 1,631,375 options granted outside of the 2016 Plan with performance- and market-based conditions. See “Modification of Stock Options”. All remaining options, which were neither modified nor exercised, were forfeited as of December 31, 2019.

The Non-Plan Incentive Awards outstanding as of December 31, 2019 had a weighted-average exercise price of $0.93 per share.

Early Exercise of Stock Options

Certain options granted under the 2016 Plan and Non-Plan Incentive Awards have been early exercised. The unvested shares are subject to a repurchase right held by the Company at the original purchase price. The proceeds initially are recorded as a liability for early exercise of unvested options and reclassified to additional paid-in capital as the repurchase right lapses. The Company issued 1,855,800 and 164,981 shares of common stock upon the early exercise of options during 2018 and 2019, respectively, for total exercise proceeds of $1.3 million and $0.2 million, respectively. During 2018 and 2019, the Company repurchased 865,149 and 857,476 shares, respectively, of unvested common stock related to early exercised options at the original purchase price due to the termination of employees.

Shares Subject to Repurchase

As of December 31, 2018 and 2019, 12,109,959 and 7,145,211 shares, respectively, held by employees and directors were subject to the Company’s right of repurchase at an aggregate price of $3.7 million and $2.2 million, respectively.

Modification of Stock Options

In the second quarter of 2018, the Company entered into a separation arrangement with a senior executive, as a result of which certain of his service-based stock options to purchase shares of Class A common stock were modified. As a result of this modification, the vesting of 1,200,000 options was accelerated as of the date of the separation agreement. In consideration for consulting services, the remaining unvested service-based awards continue to vest on a monthly basis during the consulting period. As a result of this modification, the fair value of his service-based stock options increased by $4.5 million, which was recorded as an incremental expense during 2018. In addition, the fair values of his performance-based and performance- and market-based conditions were increased by $3.7 million due to the modification. The Company did not account for the increase in fair value as the related performance-based conditions were not deemed to be probable. As of December 31, 2019, the related performance-based conditions continued to not be deemed probable.

In the first quarter of 2019, the Company modified an employee’s options to purchase 1,631,375 shares of Class A common stock with performance- and market-based conditions. As a result of this modification, the performance- based conditions were changed, and the market-based conditions were eliminated. The Company accounted for the changes to the awards as a modification, and the fair value of these awards was increased by $0.3 million with no impacts recorded in the financial statements. As of December 31, 2019, the awards have been cancelled.

In the third quarter of 2019, the Company entered into a consulting agreement with an employee, as a result of which 1,631,375 of his unvested service-based options to purchase shares of Class A common stock continue to vest on a monthly basis during the consulting period and 2,854,906 options had their exercise period extended. The Company accounted for the changes to the awards as a modification, and the fair value of his service-based stock options increased by $3.0 million which was recorded as an incremental expense during 2019.

During 2019, the Company entered into agreements with 10 employees, as a result of which the terms of certain of their service-based options to purchase shares of Class A common stock were modified. As a result of these modifications, the vesting of 4,716,504 options were accelerated as of the date of the agreements, and 10,896,983 of the vested options had their exercise period extended. The Company accounted for the changes to the options as modifications, and the fair value of their service-based options was increased by $6.1 million, which was recorded as an incremental expense during 2019.

Stock-Based Compensation Expense

The following table is a summary of stock-based compensation expense recognized during 2018 and 2019 for employees and non-employees for both the 2016 Plan and non-2016 Plan equity incentive awards:

	Year Ended December 31,
	2018	2019
	(in thousands)
Research and development	$937	$3,913
Research and development—related parties	778	135
Marketing	123	202
General and administrative	9,203	24,141

Total stock-based compensation expense	$11,041	$28,391

As of December 31, 2019, the total unrecognized stock-based compensation expense for awards that contain service-based conditions for both the 2016 Plan and Non-Plan Equity Incentive Awards was $105.4 million, which is expected to be recognized over a weighted-average period of approximately 2.98 years. As of December 31, 2019, the total unrecognized stock-based compensation expense for awards that contain only performance-based or performance- and market-based conditions for both the 2016 Plan and Non-Plan Equity Incentive Awards was $13.8 million.

Liability-Classified Awards with Performance- and Market-Based Vesting Conditions Granted under the 2016 Plan

In February 2016, the Company entered into an agreement with a current executive officer pursuant to which he is eligible to receive $10.0 million in incentive awards.

In October 2017, the Company entered into a transition agreement with the vice chairperson of the board of directors. Under the transition agreement, the individual is eligible to receive up to $130.0 million in incentive awards.

In June 2018, the Company entered into a separation agreement with a former executive. Under the agreement, the individual is eligible to receive up to $8 million in incentive awards. The award is subject to the respective individual’s continued service to the Company which terminates in June 2020, and will be earned, if and when, the board, in its sole discretion, has determined the completion of a transformative deal.

The above incentive awards are granted subject to the respective individual’s continued service to the Company. Generally, the awards are earned upon the satisfaction of certain performance- and market-based conditions, including upon achievement of certain milestones related to the Company’s products or the closing of one or more qualifying events at specified per-share valuations, provided the qualifying events occur within a specified time period, the last of which ends in March 2026. The qualifying events vary depending on individual and generally include (i) certain financing events, including minimum public trading valuations and (ii) a change in control. The determination of whether certain qualifying events have occurred are subject to approval by the board of directors.

All the above incentive awards will be paid, at the Company’s election, in fully vested shares of common stock or in cash. The dollar value of these incentive awards is based on the achievement of the performance- and market- based conditions described above. The number of shares is variable based on the per-share valuation at the time of the respective qualifying event. Accordingly, these awards are accounted for as liability-classified awards, and, once the related performance-based conditions are deemed to be probable, the liability will be remeasured at fair value on each reporting date until the awards vest.

As of December 31, 2019, the Company had not recognized any compensation expense associated with these awards as the achievement of the performance-based condition was not deemed to be probable.

NOTE 11. INCOME TAXES

The components of the loss before provision for (benefit from) income taxes during 2018 and 2019 are as follows:

	Year Ended December 31,
	2018	2019
	(in thousands)
United States	$278,198	$245,430
Foreign	(2,965)	(380)

Loss before provision for (benefit from) income taxes	$275,233	$245,050

The components of income tax expense (benefit) consist of the following:

	Year Ended December 31,
	2018	2019
	(in thousands)
Current taxes:
Federal	$—	$—
State	—	—
Foreign	834	(544)

Total current income tax expense/(benefit)	$834	$(544)

Deferred taxes:
Federal	—	—
State	—	—
Foreign	(349)	349

Total deferred income tax expense/(benefit)	$(349)	$349

Provision for (benefit from) income taxes	485	(195)

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate:

	Year Ended December 31,
	2018	2019
Federal statutory rate	21.00%	21.00%
State income taxes	6.98	6.98
Change in tax status	29.94	—
Other permanent items	(0.96)	(0.73)
Research and development credit	3.03	3.54
Change in valuation allowance	(60.17)	(30.70)
Other	—	(0.01)

Effective tax rate	(0.18)%	0.08%

The Company’s effective tax rate differs from the federal statutory rate primarily due to the valuation allowance recorded to offset deferred tax assets resulting from the Company’s U.S. operating losses. During 2018, the Company changed the tax status of one of its foreign subsidiaries, which resulted in a tax benefit.

The significant components of the Company’s net deferred tax assets as of December 31, 2018 and 2019, are as follows:

	Year Ended December 31,
	2018	2019
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$53,701	$61,259
Research and development credits	20,975	29,292
Amortization	150,648	203,098
Depreciation	8,147	8,057
Accruals and reserves	12,857	15,853
Lease liabilities	—	11,541

Total deferred tax assets	246,328	329,100
Valuation allowance	(245,979)	(319,224)

Net deferred tax assets	349	9,876

Deferred tax liabilities
Right-of-use assets	—	(9,804)
Other	—	(72)

Net deferred tax assets (liabilities)	$349	$—

As of December 31, 2019, the Company had established a valuation allowance of $319.2 million against its gross deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance increased by $170.5 million and $73.2 million during 2018 and 2019, respectively. As a result of a foreign subsidiary’s change in tax status in 2018, the Company recorded $82.4 million of deferred tax assets. These deferred tax assets represent the U.S. tax basis of the intangible asset acquired in the 2017 acquisition of Cirina Limited. The remaining change in the valuation allowance for both years was primarily due to the addition of current year loss carryforwards and the capitalization of start-up expenditures.

On December 22, 2017, the Tax Cuts and Jobs Act (P.L. 115-97) (the Act) was signed into law. The Act includes certain anti-deferral and anti-abuse erosion provisions, including a new minimum tax on global intangible low-taxed income (GILTI) and base erosion and anti-abuse tax (BEAT). The Act subjects the Company to current tax on GILTI of its controlled foreign corporations. At December 31, 2019, the Company recognized no GILTI inclusion. The BEAT limits the ability of multinational corporations with gross receipts of more than $500 million (averaged over the prior three years) to shift profits from the United States by making deductible payments to their affiliates in low-tax countries. In 2019, the Company’s gross receipts were less than the reporting threshold.

As of December 31, 2019, the Company had $202.5 million of federal net operating loss (NOL) carryforwards. The federal NOL carryforwards generated prior to December 31, 2016 begin expiring in 2036 if not utilized. Federal NOLs generated after December 31, 2017 have an indefinite carryforward period subject to the 80% deduction limitation based upon pre-NOL deduction taxable income.

At December 31, 2019, the Company had $279.4 million of state net operating loss carryforwards. The state net operating loss carryforwards begin expiring in 2036, if not utilized.

In addition, the Company has federal research and development tax credits carryforwards of $22.2 million and state research and development tax credit carryforwards of $18.2 million. The federal credit carryforwards begin expiring in 2036 and the state credits carry forward indefinitely. The Internal Revenue Code contains provisions which limit the amount of NOL and research credit carryforwards that can be used in any given year if a significant change in ownership has occurred. The Company has not performed a detailed analysis on the changes in the ownership of its shares. It is possible that there might be a limitation to the amount of its NOL carryforwards and/or research and development carryforwards that might be used to offset its future taxable income.

As of December 31, 2019, the Company had $9.1 million in unrecognized tax benefits.

The beginning and ending unrecognized tax benefits amounts were as follows (in thousands):

	Year Ended December 31,
	2018	2019
	(in thousands)
Gross amount of unrecognized tax benefits as of the beginning of the period	$3,590	$5,916
Increase related to prior year tax provisions	—	740
Increase related to current year tax provisions	2,326	2,414

Gross amount of unrecognized tax benefits as of the end of the period	$5,916	$9,070

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense as necessary. Management determined that no accrual for interest and penalties was required as of December 31, 2019.

The Company’s major tax jurisdictions are the United States and California. The Company’s tax years since inception will remain open for examination by the federal and state tax authorities due to historical losses. The Company is not currently subject to income tax examinations by any authority.

NOTE 12. RELATED-PARTY TRANSACTIONS

Illumina Agreements

From January 2016 to February 2017, Jay Flatley was the Company’s chairman of the board of directors. Mr. Flatley was and is also the executive chairman of the board of directors of Illumina, Inc.

(Illumina). Illumina (i) is a major supplier of the Company’s reagents and capital equipment, (ii) was a sub-lessee of laboratory and office space through February 2017, and (iii) owned more than 50% of the Company until February 2017, at which time the Company repurchased shares to bring Illumina to a minority ownership.

In January 2019, pursuant to the Company’s supply and commercialization with Illumina, which was entered into in January 2016 and subsequently amended in September 2017, the Company paid Illumina $15.0 million related to its data delivery requirements under a supply and commercialization agreement with Illumina. This amount was accrued as of December 31, 2018. In February 2019, pursuant to the terms of the Company’s supply and commercialization agreement with Illumina, the Company entered into two separate non-exclusive and non- sublicensable license agreements with Illumina. Under these license agreements, the Company sublicensed to Illumina rights to patents and technology in-licensed from other collaboration partners. Under these license agreements, Illumina is required to pay the Company (i) initial aggregate licensing fees of $50,000, (ii) annual minimum aggregate royalties of $50,000, increasing by $10,000 annually to a max of $100,000, and (iii) running royalties in the low single-digit percentages of net sales of products utilizing in-licensed technology. In addition, one of the license agreements includes a milestone of $50,000 tied to the first commercial sale of a product covered by a licensed patent. During 2019, Illumina paid the Company $0.2 million associated with licensing fees, minimum royalties, and achievement of the milestone.

Transactions with Illumina under a supply and commercialization agreement as well as for limited services rendered by Illumina on the Company’s behalf that have been reflected in the consolidated financial statements are as follows:

	As of December 31,
	2018	2019
	(in thousands)
Prepaid service arrangements	$1,342	$567
Property and equipment, net	3,323	1,252
Accounts payable	51	151
Accrued liabilities	20,439	—

	Year Ended December 31,
	2018	2019
	(in thousands)
Research and development	$29,442	$7,520

Dr. Klausner Consulting Agreement

Effective May 2016, the Company entered into a consulting agreement with Richard Klausner, M.D. Dr. Klausner is: (i) a member of the board of directors of the Company; and (ii) has performed advisory consulting services. The compensation under the consulting agreement consists of options to purchase 876,000 shares of Class A common stock at an exercise price of $0.23 per share that were granted in 2016 and reimbursement of certain out of pocket expenses. In May 2018, in connection with Dr. Klausner’s board service, the Company granted him additional options to purchase 450,000 shares of Class A common stock at an exercise price of $1.74 per share.

Collaboration Agreement with Memorial Sloan Kettering Cancer Center

From February 2017 to February 2018, José Baselga, M.D., Ph.D., Physician-in-Chief and Chief Medical Officer at Memorial Sloan Kettering Cancer Center (MSK) was a member of the board of directors of the Company. In February 2017, the Company entered into collaboration and research agreements with MSK pursuant to which the Company incurred expenses totaling $3.4 million during 2018. As of December 31, 2018, the Company recorded $0.8 million in accrued liabilities—related parties and $0.3 million in accounts payable—related parties. As of January 1, 2019, MSK was no longer considered a related party.

Collaboration Agreement with Janssen Biotech, Inc.

Johnson & Johnson UK Treasury Company Limited (J&J UK Treasury) and Janssen Biotech, Inc. (Janssen) are subsidiaries of Johnson & Johnson Inc. (J&J). As of December 31, 2018 and December 31, 2019, J&J UK Treasury was a minority stockholder of the Company. In November 2017, the Company entered into a collaboration agreement with Janssen. Research services performed by the Company in 2018 totaled $0.7 million, which were paid by Janssen during 2018. In December 2019, the Company entered into a testing resources and collaboration agreement with Janssen. No research services were performed in 2019.

Agilent Arrangements

Since August 2018, Hans Bishop has served as a member of the Company’s board of directors. In June 2019, Mr. Bishop was appointed as the Company’s chief executive officer. Mr. Bishop is also on the board of directors of Agilent Technologies, Inc. (Agilent). Agilent is a supplier to the Company. Research and development expenses incurred during 2018 were immaterial. During 2019, the Company incurred $0.5 million in research and development expenses in connection with purchase orders with Agilent. As of December 31, 2019, $0.1 million is reflected in accounts payable—related parties. As of December 31, 2018 and 2019, $0.1 million of property and equipment that the Company purchased from Agilent is reflected in the consolidated balance sheets.

NOTE 13. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table presents the calculation of basic and diluted net loss per share attributable to Class A and Class B common stockholders:

	Year Ended December 31,
	2018		2019
	Class A	Class B	Class A	Class B
	(in thousands, except share and per share data)
Numerator
Net loss	$(236,032)	$(39,686)	$(208,871)	$(35,984)
Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$(236,032)	$(39,686)	$(208,871)	$(35,984)

Denominator
Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	97,709,944	16,428,968	105,084,506	18,103,845

Net loss per share attributable to Class A and Class B common stockholders
Basic	$(2.42)	$(2.42)	$(1.99)	$(1.99)

Diluted	$(2.42)	$(2.42)	$(1.99)	$(1.99)

As the Company was in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share because the inclusion of potential shares of common stock would have been anti-dilutive. The following common stock equivalents were therefore excluded from the computation of diluted net loss per share for the periods presented:

	Year Ended December 31,
	2018	2019
Redeemable convertible preferred stock (on an if-converted basis)	457,401,191	488,724,604
Options to purchase common stock and restricted stock units	69,401,567	120,824,676
Shares subject to repurchase	12,109,959	7,145,211

Total	538,912,717	616,694,491

NOTE 14. DEFINED CONTRIBUTION PLAN

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. Contributions made by the Company are voluntary and are determined annually by the board of directors on an individual basis subject to the maximum allowable amount under federal tax regulations. The Company has made no contributions to the plan since its inception.

NOTE 15. SUBSEQUENT EVENTS

The Company has reviewed and evaluated subsequent events through April 21, 2020, the date the consolidated financial statements were available to be issued.

Subsequent to December 31, 2019, the Company granted options to purchase 18,860,550 shares of Class A common stock at a weighted-average exercise price of $2.09 per share.

In January 2020, the Company issued 4,894,283 additional shares of Series D redeemable convertible preferred stock for gross proceeds of $25 million.

In April 2020, the Company increased its authorized shares of Series D redeemable convertible preferred stock to 83,202,813. The Company issued 36,660,075 additional shares of Series D redeemable convertible preferred stock for gross proceeds of $187 million.